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[AUTOLOGIC INFORMATION INTERNATIONAL LETTERHEAD]                     NEWS
1050 Rancho Conejo Boulevard                                        RELEASE
Thousand Oaks, California 91320-1794
Tel: (805) 498-9611 Fax: (805) 499-1167


FOR IMMEDIATE RELEASE

CONTACTS:   William Shaw
            Chairman of the Board
            Autologic Informational, Inc.
            (212) 704-2400

            Emmannelle Thiney
            Roder Firm, Inc.
            212-715-1549
            thiney@roderfirm.com


                     DENNIS DOOLITTLE ELECTED PRESIDENT AT
                      AUTOLOGIC INFORMATION INTERNATIONAL

Thousand Oaks, California, March 3, 1997 - William Shaw, chairman of the board of Autologic Information International, Inc. (NASDAQ: AIII) announced today that Dennis Doolittle has been elected president of the Company, following the resignation of Alden Edwards. Mr. Shaw stated that Mr. Doolittle's responsibilities as president will be in addition to his present role as vice chairman and chief operating officer. Mr. Edwards, he noted, will remain on the Board of Directors of the Company.

"Dennis Doolittle" said Mr. Shaw, "has constantly demonstrated his management skills and knowledge of the pre-press market, and the Board of Directors has every confidence that his leadership will maintain AII's position in the forefront of the pre-press industry worldwide."

Mr. Shaw thanked Mr. Edwards for his valuable service to the Company, and stated that "I am pleased that he will continue to be available for his valuable advice and counsel as a member of the Board."

Mr. Edwards stated, "The 1996 merger of Autologic and Information International has been successfully completed, with both companies now integrated into one facility and organization and it is time for me to move on to new challenges."

Autologic Information International designs, manufactures, markets and services computer-based electronic pre-press systems to the publishing industry worldwide. It is 59% owned by Volt Information Sciences, Inc. (NASDAQ: VOLT).



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